Exhibit 10.22
Share Purchase Agreement

(English Translation)

Article I. Parties

This Share Purchase Agreement (the “Agreement”) was entered into by and among the following parties on May 13, 2007 in Changchun, Jilin Province, People’s Republic of China.

(1)
Yongxin Liu, a P.R.C. citizen, owns 51% of all shares of Changchun Yongxin Dirui Medical Co., Ltd. (“Yongxin Dirui”). Yongxin Dirui is a company organized under the laws of China. The registered address of Yongxin Dirui is 2152 Nana Huan Rd., Nan Guan District, Changchun. The legal representative of Yongxin Dirui is Yongxin Liu. Mr. Yongxin Liu is also the president of Yongxin Dirui.

(2)
Yongkui Liu, a P.R.C. citizen, owns 49% of all shares of Yongxin Dirui.  Yongxin Liu and Yongkui Liu are collectively referred as the “Sellers.” Yongxin Dirui is a company organized under the laws of China. The registered address of Yongxin Dirui is 2152 Nana Huan Rd., Nan Guan District, Changchun. The legal representative of Yongxin Dirui is Yongxin Liu.

(3)
Digital Learning Management Corp. (the “Purchaser”), a company incorporated in the United States with its registered business address at 927 Canada Court, City of Industry, CA 91748. The legal representative and president of the Purchaser is Patel Umeshkumar Indubhai, a U.S. citizen.

Article II. Transferring Shares and Price

Whereas:

(1)
Yongxin Dirui is a domestic limited liability company owned by Yongxin Liu and Yongkui Liu and is conducting business on the sales of drugs, health products, medical facilities, sanitary materials, food, construction materials, textiles and household electronic appliances.

Shareholders of Yongxin Dirui:
•	Yongxin Liu, a 51% shareholder who paid a capital contribution of RMB 7,600,000 to Yongxin Dirui.
•	Yongkui Liu, a 49% shareholder who paid a capital contribution of RMB 7,400,000 to Yongxin Dirui.

(2)
As resolved in the shareholders meeting held on April 12, 2007, all shareholders of Yongxin Dirui agreed that Yongxin Dirui shall sell 80% of its total shares to the Purchaser for a purchase price of $5,000,000, among which, 40% of Yongxin Dirui’s shares shall be acquired from Yongxin Liu for $2,500,000 and 40% of Yongxin Dirui’s shares shall be acquired from Yongkui Liu for $2,500,000.

As agreed, after the share transfer:

(1)	Digital Learning Management Corp. shall become an 80% shareholder by paying a capital contribution of RMB 12,000,000.

(2)	Yongxin Liu shall become an 11% shareholder who has a capital contribution of RMB 1,650,000.

(3)	Yongkui Liu shall become a 9% shareholder who has a capital contribution of RMB 1,350,000.

Article III. Payment Term

The Purchaser shall pay the purchase price of $5,000,000 in one payment within three months after the registration date of the corporate change. The Sellers shall be responsible for submitting request of approval to the proper government authorities in China.

Article IV. Rights and Duties

1.	The Purchaser shall succeed 80% of all current or future rights and liabilities of Yongxin Dirui.

2.	The Purchaser shall pay the capital contribution pursuant to the terms and conditions under this Agreement.

Article V. Breach of Agreement

Any breaching party shall compensate to the non-breaching party for all damages caused by the breach of the Agreement. The non-breaching party has the right to terminate this Agreement.

 Article VI. Applicable Laws

The laws of the People’s Republic of China shall be applicable to this Agreement.

Article VII. Force Majeure

If any party is rendered incapable to perform this Agreement due to the occurrence of any unexpected event, such as war, flood, typhoon and earthquake (“Force Majeure Event”), such party may continue its performance after the end of the Force Majeure Event. If both parties are rendered incapable to perform this Agreement, the parties may consult for a solution, or submit any dispute to arbitration.

Article VIII. Dispute Resolution

Any dispute arising from this Agreement shall be resolved by consultation between both parties. If no resolution can be reached by consultation, the dispute shall be submitted to arbitration at the China International Economic and Trade Arbitration Commission in Beijing. The arbitration shall be final and binding to both parties. No party shall appeal the decision. The losing party of the arbitration shall pay the arbitration fees. This Agreement shall remain effective during the arbitration period except for the arbitrated terms under the Agreement.

Article IX. Effect and Termination of the Agreement

1.
The Agreement shall become effective upon the execution by both parties and approval of the relevant government authority. If no government approval is issued within ninety (90) days after the execution of the Agreement, the Agreement shall be terminated. In this case, no party shall claim for damages.

2.	The exhibits of this Agreement shall have the same effect as the Agreement.

3.	Any amendment of the Agreement shall be made in writing through consultation of both parties. The amended terms and conditions shall have the same effect as the Agreement.

4.	Upon the execution of this Agreement, any previous agreements made by the parties shall become void.

5.	Any notice sent by one party to other parties shall be made in writing.

6.	Unsettled matters under this Agreement shall be resolved according to common business practices.

7.	This Agreement is executed into seven duplicates. Each party shall hold two duplicates.

Purchaser: Digital Learning Management Corp. (Stamp & Signature)
Seller: Yongxin Liu (Signature)
            Yongkui Liu (Singature)

May 13, 2007